                              ARTICLES OF INCORPORATION
                                          OF
                               INTERSTATE POWER COMPANY


         The undersigned, acting as the sole incorporator of a corporation under the Wisconsin Business Corporation Law, Chapter 180 of the Wisconsin Statutes, hereby adopts the following articles of incorporation for the purpose of forming the corporation herein described (the "Corporation"):


                                      ARTICLE 1
                                         NAME

         The name of the corporation is Interstate Power Company.


                                      ARTICLE 2
                                  AUTHORIZED SHARES

         The aggregate number of shares that the corporation shall have authority to issue is 9,000, consisting of one class only, designated as "Common Stock", with each share of Common Stock having a par value of $.01.


                                      ARTICLE 3
                        REGISTERED OFFICE AND REGISTERED AGENT

         The address of the corporation's initial registered office is 777 East Wisconsin Avenue, Milwaukee, Wisconsin 53202-5367. The name of the corporation's initial registered agent at such address is F&L Corp., a Wisconsin corporation.


                                      ARTICLE 4
                                  INITIAL DIRECTORS

         The initial board of directors shall consist of one (1) member. The number of directors shall thereafter be specified by or fixed in accordance with the corporation's bylaws. In the absence of a bylaw specifying or fixing the number of directors, the number of directors shall be the number specified for the initial board of directors. The bylaws may provide for staggering the terms of the directors. The name and address of the corporation's initial director is:

         Wayne H. Stoppelmoor               1000 Main Street
                                            P. O. Box 769
                                            Dubuque, Iowa  52004-0769

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                                      ARTICLE 5
                                  SOLE INCORPORATOR

         The name and address of the sole incorporator of the corporation is Benjamin F. Garmer, III, Foley & Lardner, 777 East Wisconsin Avenue, Milwaukee, Wisconsin 53202-5367.


                                      ARTICLE 6
                               RESTRICTIONS ON TRANSFER

         If any of the corporation's shareholders enter into one or more agreements with the corporation that impose limitations on the transfer of shares of the corporation's Common Stock or that otherwise provide for the purchase and sale of outstanding shares upon the happening of certain events and contingencies, each such agreement shall be binding on the parties to the agreement in all respects, and any attempted transfer of shares in violation of the agreement's terms and provisions shall be void and ineffective in all respects. If any such agreement so provides, all persons who subsequently acquire shares shall be bound by the agreement's terms and provisions as if they were signatories to the agreement.

         Executed in duplicate as of this 22nd day of March, 1996.



                                  /s/Benjamin F. Garmer, III
                                  ----------------------------------------
                                  Benjamin F. Garmer, III
                                  Sole Incorporator


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    This document was drafted by, and should be returned to, Benjamin F.
Garmer, III of the firm of Foley & Lardner, 777 East Wisconsin Avenue, Milwaukee, Wisconsin 53202-5367.


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